Exhibit 99.1
Transcript of
Martin Midstream Partners
Third Quarter 2007 Earnings Conference Call
November 7, 2007
PARTICIPANTS
Ruben Martin — Martin Midstream — President and CEO
Robert Bondurant — Martin Midstream — Executive Vice President and CFO
Operator: Greetings and welcome to the Martin Midstream Partners Third Quarter 2007 Earnings conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host Mr. Bob Bondurant, Chief Financial Officer for Martin Midstream Partners. Thank you Mr. Bondurant, you may begin.
Robert Bondurant — Martin Midstream — Executive Vice President and CFO
Thank you Anthony. And to let everyone know who else is on the call today, we have Ruben Martin, Chief Executive Officer and Director of the Company. Before we get started with my business comments, I need to make this disclaimer.
Certain statements made during this call may be forward-looking statements relating to financial forecast, future performances, our ability to make distributions to unitholders, as well as any other statements that are not historical facts. The words “anticipate,” “estimate,” “expect,” and similar expressions are intended to be among the statements that identify forward-looking statements made during the call. We will report our financial results in accordance with generally accepted accounting principals and use certain non-GAAP financial measures within the meaning of the SEC Regulation G, such as distributable cash flow and EBITDA. We use these measures because management believes it might provide users of our financial information with meaningful comparisons between current results and prior reported results, and it can be a meaningful measure of the partnership’s cash available to pay distributions. Distributable cash flow should not be considered an alternative to cash flow from operating activities. Furthermore, distributable cash flow is not a measure of financial performance or liquidity under GAAP, or a substitute for comparable metrics provided in accordance with GAAP, and should not be considered in isolation as an indicator of our performance. We also included in our press release issued yesterday, a reconciliation of distributable cash flow to the most direct comparable GAAP financial measure. Both the earnings press release and our third quarter 10-Q are available at our website at www.martinmidstream.com.
With that out of the way, I would like to comment on our third quarter performance. For the third quarter, we had net income of $5.5 million or $.35 per limited partner unit. In the third quarter, earnings were negatively impacted by $.08 per limited partner unit as a result of non-cash mark-to-market charges relating to commodity derivative instruments and interest rate swaps. So without this non-cash charge our earnings would have been $.43 per limited partner unit, which would have been more inline with research analyst estimates. This compares to our third quarter 2006 net income of $.32 per limited partner unit. More importantly, our distributable cash flow for the third quarter was $10.5 million, and our rolling 12 month distributable cash flow has been $43.2 million. Our third quarter distributable cash flow fully covers our distribution, and our rolling four quarters distributable cash flow coverage is 1.2 times. This continued strong distributable cash flow performance allowed us to increase our November 15 distribution by another $.02 per quarter, or another $.08 per year. We have grown our distributions by 11% year-over-year, while increasing our overall distribution coverage.
Now I would like to discuss in greater detail our performance by segment, comparing the third quarter of 2007 to the second quarter of 2007. In our terminalling segment, our operating income for both the second and third quarter was $2.6 million, however, when we add back depreciation expense to both quarters, our cash flow in our terminalling segment increased by $234,000. This increase in cash flow was primarily driven by two new tanks being placed into service in the third quarter. One tank is in Corpus Christi and handles diesel fuel; the other tank is in natural gas liquid service in Beaumont and handles natural gasoline. The total investment in these two new tanks was $8.9 million, and they should cash flow $1.6 million on an annual basis, an investment multiple of 5.5 times.
In our natural gas services segment, operating income in the third quarter was $1.6 million, compared to a half million dollars in the second quarter. Our NGL volumes increased to 8% and our NGL margins increased 32%. This margin increase was significantly higher than anticipated, as we experienced a continued increasing commodity price environment in natural gas liquids, which enabled us to spread our margins. Offsetting these increased margins was the non-cash mark-to-market charge of $0.7 million in the third quarter, compared to a $0.6 million charge in the second quarter. Please see the footnote five of our financials to get a breakdown of our commodity cash flow hedges that are currently in place.
A few of our hedges have shifted from cash flow hedges, which are included in OCI, a partners captial account to mark-to-markets, which impact the income statement. Certain hedges, primarily crude oil to hedge natural gasoline and crude oil to hedge condensate have been classified as ineffective. As a result of being classified as ineffective, these negative charges are being run through the income statement, but are added back for distributable cash flow purposes. In addition to our natural gas services operating income, we also have earnings from unconsolidated entities, which is primarily our 50% owned Waskom Gas Processing Plant. During the third quarter these earnings were $2.7 million compared to $2.4 million in the second quarter. The Waskom plant in this volume averaged 252 million cubic feet per day in the third quarter, compared to 228 million cubic feet per day in the second quarter, as our plant expansion was online for the whole period in the third quarter. Also, our frac volumes increased 14% to 9,301 barrels per day in third quarter for the same reason.
Moving to our marine transportation segment, we had operating income of $1.8 million in the third quarter as compared to $2.1 million in the second quarter, a decrease of $300,000. However, we had an increase in depreciation of $400,000 in the third quarter, so when one factors that into marine’s financial performance, our cash flow increased $138,000 in the third quarter. This increase in cash flow was a result of a revenue increase of $600,000, offset by an increase to operating expense. As we have spoken about in the past, we continue to see tight market conditions in our marine transportation marketing area, so we anticipate a continued strong cash flow performance in the fourth quarter and through 2008 in the marine business.
In our sulfur segment we had operating income of $1.3 million in the third quarter compared to $400,000 in the second quarter, an increase of $900,000. Although our volume declined 8% in the third quarter, our margins per ton improved 28%. This increase in margin was a result of a tight international sulfur market driven by strong fertilizer margins. As a result of this tight international market, we were able to expand our prilled sulfur margins. Also, our operating costs have stabilized at $3.9 million for the third quarter, the same operating cost as the second quarter, as our sulfur marine transportation system has operated efficiently for two consecutive quarters. Also in our sulfur segment, we have recently added Randy Tauscher as our new Executive Vice President. Randy was previously employed by Koch Industries for over 18-years, most recently holding the office of Senior Vice President of the Koch Carbon Division. Randy’s responsibilities at Koch Industries included overseeing the supply and trading of petroleum coke, sulfur, and ocean freight. We are very excited at having Randy join our team, and we anticipate his positive impact in not only the sulfur segment, but throughout the whole Company.

Because of the seasonality in our fertilizer segment, a comparison of the third quarter to the previous year’s third quarter is most appropriate. The fertilizer segment had an operating income of $119,000 in this year’s third quarter compared to $42,000 in last year’s third quarter. Although our volume was up 60%, our margin per ton fell 31% between those periods. This margin decrease was a result of the sales mix in this year’s third quarter compared to last year’s third quarter. A year ago, we experienced sales of our higher margin specialty product in the third quarter, which significantly improved our margin per ton. This year those sales will occur in the fourth quarter. Also, we had anticipated production at our sulfuric acid plant to be in production the majority of the third quarter. Unfortunately, we had start-up operational problems that hampered us through most of the quarter. Beginning September 21, 2007, we began full uninterrupted acid production. Since then, this plant has run continuously. We are producing approximately 450 tons of acid per day. We will consume approximately a third of this production on an annual basis for production of ammonium sulfate. The balance of acid production will be sold to third-party consumers. As you may or may not know, sulfuric acid is in extremely tight supply, so we continue to believe our $27 million investment in this plant will be at a five multiple of cash flow. Because of the new sulfuric acid plant being online, and the fact we will also be selling our highest margin product in the fourth quarter, we anticipate this year’s fourth quarter to be a record quarter in our fertilizer segment.
At the end of the third quarter we had $210 million drawn on our debt facility, leaving $40 million of availability. Our debt to total capitalization remains at a conservative 46%. During the fourth quarter, on our revolving debt facility our interest rate will be LIBOR plus 175, and during the first quarter of 2008 we anticipate our interest rate to be LIBOR plus 200. Currently, we have hedged $170 million, or 81% of our long-term debt, at a cost of 4.97% plus our LIBOR margins.
Moving to maintenance capital expenditures, through the first nine months we have spent $6.6 million, excluding hurricane-related maintenance capex. We continue to estimate we will spend approximately $9 million for all of 2007. For 2008, we believe our maintenance capital expenditures will be somewhere between $10 to $12 million. Please note that the capitalization of our asset plant will increase our depreciation expense by $300,000 per quarter, beginning in the fourth quarter. This is on top of the normal $300,000 growth in quarterly depreciation expense increases we incur as a result of normal growth and maintenance capital expenditures.
In summary, we continue to believe the outlook is very strong for our Company. All of our segments are performing well, and we believe all should improve their cash flow in 2008. Combine this forecast and cash flow growth with our strong distribution coverage of 1.2 times, we feel we are positioned to have strong performance in 2008.

Now Ruben and I would be pleased to answer any question you might have. So Anthony, you can open the phones up for questions.
Operator:
Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *2 if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset, before pressing the * keys. One moment as we poll for questions.
Our first question comes from the line of Ron Londe with Wachovia Securities. Please proceed with your question.
<Q>:  Thank you. Just curious, from the standpoint of the acid plant start-up costs, can you give us a feel for what the costs might have been in the third quarter?
Robert Bondurant — Martin Midstream — Executive Vice President and CFO
Because we basically didn’t run in the third quarter, we just had some small production. The start-up operational costs were capitalized into the cost of the plant, so in effect nothing really hit our income statement from that.
<Q>:  Okay. Was the seasonal down-turn in the third quarter inline with your past experience, or was there something unusual in that?
Robert Bondurant — Martin Midstream — Executive Vice President and CFO
Yeah, it was totally a normal and anticipated down-turn; there was nothing unusual. I know when a couple years ago we had hurricanes in the third quarter, and that was more unusual. But relative to 2006, there was nothing unusual in comparison to that.
<Q>:  Okay. In the marine area, are you being able to pass along fuel cost effectively?
Ruben Martin — Martin Midstream — President and CEO
This is Ruben. Yes, we’ve been able to actually have contracts and do contracts now that actually not only have fuel, but have labor costs if this labor increase is higher than CPIs, our indicators, then we’re able to pass that through to the customers too. So I think everybody in the marine industry understands the problem with these diesel fuel costs. Now the sulfur segment is a little bit different from that. It is difficult to pass it through until contracts roll-over and those kind of items. But in all other segments the marine is passed through onto these.

<Q>:  You mentioned the sulfur contracts, how often do they roll-over?
Ruben Martin — Martin Midstream — President and CEO
Annually. We expect that here, and we are negotiating now.
<Q>:  The Waskom plant seems to be running pretty well. Are you at total capacity there?
Ruben Martin — Martin Midstream — President and CEO
Yes we are, but we have some debottlenecking that we are working on, and for some small amount of dollars we can debottleneck and hopefully get the plant upwards of 280 to 290 without a lot of added expense.
<Q>:  What is the timeframe on that?
Ruben Martin — Martin Midstream — President and CEO
Probably into six months to a year.
<Q>:  Okay. So maybe in the second half of 2008?
Ruben Martin — Martin Midstream — President and CEO
Yeah, hopefully.
<Q>:  Okay. Can you give us a feel overall for the current environment in the sulfur area?
Ruben Martin — Martin Midstream — President and CEO
Sulfur is an extremely tight commodity like a lot of them that we are seeing today. Expenses are rising rapidly, it is hard to renegotiate the contracts and spread your margins in such a tight market; we are working that, and the volumes and the things should be consistent with what we’ve done this year. We look for a small increase. We don’t see any rapid growth in the sulfur business for a year or so. Then there is additional sulfur coming on in like 2009 and 2010 that we already have contracts on from a lot of the expansions that I’m sure you are seeing in the refining sector. So we look for that volume to be fairly flat, we try to spread our margins a little bit in 2008 and 2009, and then volume increases in 2010 and beyond.
<Q>:  And the volume increases will be tied in the refining capacity?
Ruben Martin — Martin Midstream — President and CEO
That is correct.

<Q>:  Using heavier crude?
Ruben Martin — Martin Midstream — President and CEO
Yeah exactly. They’ll all get geared up in 2010 and 2011 to process much heavier crude.
<Q>:  What did you experience from servicing the refiners this quarter? Were the general volumes up, flat, down?
Ruben Martin — Martin Midstream — President and CEO
I think they were generally flat to up slightly. I think most of the refiners came through some very difficult times in the first quarter; we noticed a lot of turn-arounds and a lot of volume decreases in the first quarter and partially into the second. But I think the volumes were about flat in the third one.
Robert Bondurant — Martin Midstream — Executive Vice President and CFO
Yeah, but on an annual basis, from what our plan was, they were down about 100,000 tons, because of productions. The turn-around were down.
Ruben Martin — Martin Midstream — President and CEO
A lot that was in the first quarter. There were a lot of refinery problems in the first quarter.
<Q>:  Okay. Thank you.
Operator:
Our next question comes from the line of John Tysseland with Citigroup. Please proceed with your question.
<Q>:  Hi guys, good morning.
<A>:  Good morning.
<Q>:  While not in a partnership, would you be willing to talk about your natural gas storage operations and your development activities, and how those are progressing up at the parent company?
Ruben Martin — Martin Midstream — President and CEO
Yeah, and again, like you said, that is being developed at the private company. We are actually injecting gas into some wells that we are in the process of debrining now. These were converted wells that were in natural gas liquid storage over the last 20-30 years. So we are actually debrining those. We will actually have the operation going with like 0.5 b’s within about 30 to 40 days. So the operation is started. We are getting equipment in and footprint is getting filled out. Until we have any real capacity, it is 2010 I believe, is when we put the 6 or 7b well in service. So it is coming along. The operational problems are getting handled. Compressors are getting delivered, and gas is moving in right now.
<Q>:  That’s fine. Is that, how do you look at potentially contracting that out to customers? I guess are you kind of waiting on that at this point, or is that something that you are actually doing today?
Ruben Martin — Martin Midstream — President and CEO
No, we are 80% contracted through the 10 days or so, through phase 1 and 2, which is about 9 days, we are 80% contracted.
<Q>:  That is for the capacity that is expected to come online when?
Ruben Martin — Martin Midstream — President and CEO
2010.
<Q>:  Okay. Then the other question is in regards to your gathering and processing assets. How is that drilling activity around those assets at this time? I mean, year-over-year obviously has seen a pretty big up-tic, but how do you see activity around those assets, and what do you expect volumes to do over the next couple of quarters?
Ruben Martin — Martin Midstream — President and CEO
We continue to run at capacity. Activity has been pretty steady. In East Texas, it is an old, well-developed field that we’ve been living with here for years and years, and I’ve been looking at it for over 50 years, it is well-developed. So it is a type of field that is steady. It is subject to some of the upsides when the prices get right, but there is very little downside. The plant has been full, remains full, and people are always talking about expansion.
<Q>:  Okay guys. Thanks.
Operator:
Our next question comes from the line of Darren Horowitz with Raymond James. Please proceed with your question.
<Q>:  Good morning, thank you. The natural gas side, can you just give us a brief outline for how much you are hedged for next year? Are you still about two-thirds hedged mostly in swaps?
Robert Bondurant — Martin Midstream — Executive Vice President and CFO
It is more about 60% I believe for next year.

<Q>:  Okay, then any further hedging out to 2009?
Robert Bondurant — Martin Midstream — Executive Vice President and CFO
2009, the numbers, I’m pulling this off of the top of my head, but they are in more of the 30 to 40% range. We are evaluating with prices doing what they are doing now of potentially putting some more on. But we haven’t pulled the trigger yet on that.
<Q>:  Would it all be swaps or maybe some collars?
Robert Bondurant — Martin Midstream — Executive Vice President and CFO
We have been doing swaps. Right now we are leaning that way towards swaps, but that is not to say we wouldn’t consider collars.
<Q>:  Okay, that’s helpful. My next question is just a little bit more of a follow-on on the sulfur side. When you are looking two, three, four years out, and you are looking at adding more capacity and more facilities, can they still be added similar to what you all did in Beaumont for somewhere around $50 million and take a two year build time?
Ruben Martin — Martin Midstream — President and CEO
Well basically I think that our real plan is on the Gulf Coast as we see supply come up, and we do believe that we will see consumption, domestic consumption come down, which makes the export facility that much more needed. We see that facility growing, and we can add incremental capacity to that facility for much less than that; several million dollars instead of up into the upper millions. So $40-$50 million, we are talking about adding for a few million dollars. So I think that is where most of our focus will be. We are also looking at some things on the West Coast too, so at Stockton on our capacity there, and different things. So we see that this market is becoming more of an export market in that 2010 range when we see what we believe to be fertilizer consumption coming down and supply coming up.
<Q>:  Okay, that’s helpful. Then my final question if I could on the parent side, on the private side. When you look at further diversifying your business lines, and you are looking several years out, do you think that there could be a refinery opportunity to get dropped down into the LP format?
Ruben Martin — Martin Midstream — President and CEO
Well as some people on this call may or may not know, we do own a lube refinery at the private company, with production of about 5,500 barrels a day of lube. I know there are MLPs out there that have refineries, Calumet being the most prominent. It is a possibility, but it is something that we haven’t decided to do. I think we are evaluating it, but again, the refining business as you well know is not as steady as our other MLP businesses. It is a little bit, obviously more sporadic concerning the cash flow. So it is an evaluation that is ongoing at this time.
<Q>:  Okay. I appreciate it guys. Thank you.
Operator:
There are no questions in queue at this time. But as a reminder, if you would like to ask a question, please press *1 on your telephone keypad.
Our next question comes from the line of Shauna Wells with RBC Capital Markets. Please proceed with your question.
<Q>:  Yeah, I heard some mention about maintenance capex for next year, and I think I also heard about maintenance capex for the fourth quarter. I was wondering if you guys could give me an idea of what you are looking at for the first quarter for growth capex, and maybe also for next year.
Robert Bondurant — Martin Midstream — Executive Vice President and CFO
For growth in the fourth quarter is roughly $5 to $10 million. Looking at next year, probably north of $80 million. It is kind of varied between marine and terminalling.
<Q>:  And are you guys considering— I mean it is obvious that all the Waskom capacity is used at this point, and you are talking about maybe putting together some debottlenecking project so you could add another 30 million of capacity. Are you looking in terms of something a little more in building the capacity, maybe adding another plant or something like that?
Ruben Martin — Martin Midstream — President and CEO
Well it is something that we talked about. Again, we don’t want to get in a situation that you overbuild it in the area. There are a lot of gas plants around here now. There are some south of us that don’t have the sophistication of our plant. So we are not worried about the competition, but there is some extra capacity that is available south of us. So I think overgrowth in this particular market is something that we have to be very, very careful of.
<Q>:  Okay, thank you. That is all I have.
Operator:
Our next question comes from Ron Londe with Wachovia Securities. Please proceed with your question.

<Q>:  Yes, what percentage of the Waskom’s LPGs does your wholesale propane business buy?
Robert Bondurant — Martin Midstream — Executive Vice President and CFO
Pretty much all of it.
<Q>:  So it is pretty much—
Robert Bondurant — Martin Midstream — Executive Vice President and CFO
There is one large third-party consumer where Waskom will go direct.
Ruben Martin — Martin Midstream — President and CEO
We have pipeline that run into some cracking plants here in East Texas. Eastern Chemical and so forth that are taking ethane. We are transporting some high-purity propane that we make to an end-user. But a lot of it goes into the local markets, goes into the heating market in the winter time, chemical markets, it is just like everything. Most everything though is moved through our own Company, for obvious reasons.
<Q>:  Okay.
Operator:
There are no further questions in the queue at this time. I would like to turn the floor back over to management for closing comments.
Ruben Martin — Martin Midstream — President and CEO
Okay, this is Ruben. Bob is here, but we want to thank everybody for joining in today. We appreciate your questions, they are good. We look forward to the future with a good year. We’ve had a difficult time getting our sulfuric acid plant up and running, and it is over budget slightly, but we came in good and the numbers are good. They are actually better than our original model. So we are looking forward to that. The fertilizer business is looking good for all of the reasons that you read about ethanol and everything. It has been a good year, and we are looking forward to a good spring in there. We are really looking forward to 2008. We’ve got some good projects online, and ready to rock-n-roll. Thank you.